SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 11, 2010

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10909 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York  10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2010, the Board of Directors of the Company appointed Shi Mingsheng as a director of the Company. Mr. Shi will not serve on any of the committees of the Board of Directors of the Company.

Mr. Shi, age 58, has been serving as Chairman of the Board of Directors of Suzhou Erye Pharmaceuticals Company Ltd., an entity of which the Company owns approximately 51% of the outstanding equity interests ("Erye"), since 2003.  Mr. Shi also currently serves as the Chairman of Suzhou Erye Economy and Trading Co. Ltd., an entity which owns the remaining 49% of the outstanding interests in Erye ("EET"). Prior to these affiliations, Mr. Shi served for five years as the Assistant Director of Suzhou No. 4 Pharmaceutical Limited Company, and seven years as the Deputy Director of Suzhou No. 4 Pharmaceutical Limited Company, and five years as the Factory Director of Suzhou No. 2 Pharmaceutical Limited Company, the predecessor company of Erye.  Mr. Shi has a bachelor degree in Economics & Management from The Party School of the Central Committee of the Communist Party of China.  Mr. Shi holds a professional title of Senior Economist.

As previously disclosed in a Current Report on Form 8-K filed with the SEC on November 4, 2009, pursuant to the terms of the Merger Agreement (the "Merger Agreement"), dated as of November 2, 2008, among the Company, China Biopharmaceuticals Holdings, Inc. ("CBH"), China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH ("CBC"), and CBH Acquisition LLC, a wholly-owned subsidiary of the Company ("Merger Sub"), Mr. Shi was to become a member of the Company's Board of Directors upon receipt of all applicable People's Republic of China ("PRC") approvals in connection with the merger of CBH with and into Merger Sub contemplated by the Merger Agreement (the "Merger"), subject to appropriate action by the Board of Directors of the Company.  The Merger was completed on October 30, 2009 and all the applicable PRC approvals in connection with the Merger were obtained as of December 28, 2009.  Accordingly, on March 11, 2010, the Board of Directors of the Company appointed Mr. Shi as a director of the Company.

In a private placement of units by the Company in November 2008, Fullbright Finance Limited ("Fullbright"), a wholly-owned subsidiary of EET, purchased 400,000 units for an aggregate consideration of $500,000.  The per unit price was $1.25 and each unit comprised of one share of Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share.  In connection with Fullbright’s purchase of the units, EET borrowed $500,000 from RimAsia Capital Partners, L.P., a beneficial holder of more than 5% of the outstanding shares of Common Stock, and the units acquired by Fullbright were pledged to RimAsia Capital Partners, L.P as collateral therefor.  Further, in a private placement by the Company in June and July 2009, Fullbright acquired, for an aggregate purchase price of $800,000, 64,000 shares of the Company's Convertible Redeemable Series D Preferred Stock, together with warrants to purchase 640,000 shares of Common Stock.  The Convertible Redeemable Series D Preferred Stock automatically converted into 640,000 shares of Common Stock in connection with the Merger.  Fullbright currently holds approximately 10.2% of the outstanding shares of Common Stock.  Fullbright, EET, Mr. Shi, Madam Zhang and Ding Weihua, a former director of CBH, have shared power to vote and dispose of the shares of Common Stock held by Fullbright and, as a result, may be deemed to beneficially own the shares of Common Stock held by Fullbright.  Mr. Shi holds approximately 66% of the outstanding equity interests in EET and Madam Zhang is the General Manager of Erye and holds approximately 10% of the outstanding equity interests in EET.

In November 2009, an aggregate of 125,000 shares of Common Stock were issued to Fullbright, as the designee of EET and Madam Zhang for assistance in effecting the Merger.  In addition, on December 28, 2009, an aggregate of 203,338 shares of Common Stock were issued to Fullbright as the designee of Mr. Shi and Madam Zhang following the receipt of all applicable PRC approvals in connection with the Merger.  Further, on December 28, 2009, Mr. Shi and Madam Zhang received an aggregate of 350,000 shares of Common Stock (175,000 shares each) as bonuses in connection with the transactions contemplated by the Merger after receipt of the PRC approvals and the closing of the Merger.

Immediately prior to the closing of the Merger, in order to accelerate satisfaction of certain CBH obligations to EET, CBH and EET caused Erye to split-off its real estate assets into a new entity, with the end result that, subject to PRC approvals, (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a nominal sum to be agreed upon by the parties, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements.

Pursuant to a joint venture agreement between Merger Sub and EET (the "Joint Venture Agreement"), which became effective upon receipt of all requisite PRC approvals on December 28, 2009, during the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement became effective, 45% of the net profit after tax will be provided to Erye, rather than distributed to the Company, to fund construction of Erye’s new plant, thereby benefitting EET.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date:  March 17, 2010